UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2009

Lions Petroleum Inc
(Exact name of registrant as specified in its charter)

Delaware	000-30285	N/A
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

360 Main Street P.O. Box 393 Washington, VA 22747
(Address of Principal Executive Office) (Zip Code)

540-675-3149

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On June 25, 2009, Lions Petroleum Inc. (the “Company”) entered into a material definitive agreement with Belmont Partners, LLC by which a convertible debt of the Company in the amount of seventy five thousand U.S. Dollars ($75,000.00) (the “Debt”) was assigned to Belmont Partners.  The transaction closed on July 7, 2009.  In the same agreement, a shareholder of the Company agreed to sell to Belmont Partners three million three hundred seventy-five thousand (3,375,000) shares of restricted common stock.  Following the transaction and subsequent conversion of the Debt, Belmont Partners, LLC controls 51.85% of the Company’s outstanding capital stock.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 6, 2009, Joseph Meuse was appointed to the Board of Directors as Director, and as President and Secretary of the Company.   On the same date, Dale Paulson resigned from his position as Director and/or Officer of the Company.

Set forth below is certain biographical information regarding the New Director and Officer:

Appointment of Joseph Meuse:  Director, President and Secretary of the Company.

Joseph Meuse, age 39, resides in Warrenton, VA.  Mr. Meuse has been involved with corporate restructuring since 1995.  He is the Managing Member of Belmont Partners, LLC and previously was a Managing Partner of Castle Capital Partners. Additionally, Mr. Meuse maintains a position as a Board Member of the following corporations: Mass Hysteria Entertainment Company, Inc., Jamaica Jim Inc., Madrona Ventures Inc., EnerGcorp Inc., Retail Holdings, Inc.,  Big Red Gold, Inc., PacWest Transfer, LLC, Global Filings, and Heroes, Inc.  Mr. Meuse attended the College of William and Mary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Lions Petroleum Inc.

Date: July 7, 2009	By:	/s/ Joseph Meuse
Joseph Meuse
Director, President and Secretary